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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

LAMSON & SESSIONS UPDATES SECOND HALF 2005 EARNINGS ESTIMATE

     o COMPANY REAFFIRMS FULL YEAR 2005 EARNINGS ESTIMATE RANGE OF $1.00 TO $1.05 PER DILUTED SHARE

     o OPERATING INEFFICIENCIES, HIGHER RAW MATERIAL COSTS AND FREIGHT SURCHARGES WILL LOWER THIRD QUARTER NET INCOME

     o INCREASED SELLING PRICES AND CONTINUED SALES ORDER STRENGTH ARE EXPECTED TO IMPROVE FOURTH QUARTER 2005 NET INCOME


         CLEVELAND, Ohio, September 12, 2005 - Lamson & Sessions (NYSE:LMS) today announced a revision to its third quarter earnings guidance and reaffirmed its earnings range for the full year 2005 of $1.00 to $1.05 per diluted share.

         For the third quarter 2005, the Company continues to estimate that net sales will range from $118 million to $121 million, an increase of 12 to 15 percent over the $105 million reported in the third quarter of 2004. The Company is revising its net income projection for the third quarter to a range of $4.0 to $4.5 million, or 27 to 30 cents per diluted share, compared with net income of $833,000, or 6 cents per diluted share, in the third quarter of 2004. Previously, the Company anticipated net income to be in the range of $5.2 to $5.7 million, or 35 to 38 cents per diluted share, for the 2005 third quarter.

         During the current quarter, the Company has encountered quality control issues in its PVC Pipe extrusion plants and experienced an unusually high number of electrical power interruptions that led to operating inefficiencies and an increased material scrap rate. The Company has taken corrective action to address these issues.

         The Company has also incurred additional costs for polyvinyl chloride
(PVC) resin and high density polyethylene (HDPE) resin, as well as fuel surcharges for freight, in the aftermath of hurricane Katrina. At the present time, raw material availability remains stable, however, the Company will continue to monitor material and feedstock suppliers as they deal with recovery efforts.

         The Company has announced selling price increases to recover the higher raw material costs, and end market sales order demand remains strong. These price increases are expected to be



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realized in the fourth quarter and, as a result, the Company projects net income of $3.5 to $3.8 million, or 23 to 25 cents per diluted share, for the 2005 fourth quarter, compared with $1.3 million, or 9 cents per diluted share, in the fourth quarter of 2004.

         For the full year 2005, the Company is reaffirming its prior guidance of $430 to $440 million in net sales, an 11 to 14 percent increase over the $387 million reported in 2004, and net income of $15.0 to $15.75 million, or $1.00 to $1.05 per diluted share, which is more than double the net income of $6.5 million, or 46 cents per diluted share, reported in 2004. The Company will release its third quarter earnings report on October 27, 2005.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies; (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) the continued availability and reasonable terms of bank financing and (vi) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.




FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


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